Exhibit 99.1

Immunovant Reports Financial Results and Recent Business Updates for the Quarter Ended June 30, 2022

NEW YORK, August 05, 2022 (GLOBE NEWSWIRE) – Immunovant, Inc. (Nasdaq: IMVT), a clinical-stage biopharmaceutical company focused on enabling normal lives for people with autoimmune diseases, today reported recent company updates and financial results for its fiscal first quarter ended June 30, 2022.

Recent Updates and Anticipated Milestones:

Immunovant initiated a pivotal clinical trial of batoclimab in Myasthenia Gravis in June 2022. Top-line data from the trial are expected in the second half of calendar year 2024. For its program in Thyroid Eye Disease, Immunovant achieved alignment with the United States Food and Drug Administration (FDA) Division of Ophthalmology on plans for two placebo-controlled pivotal clinical trials. The trials are expected to begin in the second half of calendar year 2022 with top-line data for both expected in the first half of calendar year 2025.

Additional Pipeline Programs: Immunovant plans on announcing two new indications for batoclimab on an investor call scheduled for Wednesday, September 7, 2022 at 8:00AM ET. During this call, Immunovant also plans to announce the third indication (in addition to MG and TED) it will initiate as a pivotal trial in calendar year 2022. Call-in information and webcast access for this investor call to be shared at a later date.

Financial Highlights for Fiscal First Quarter Ended June 30, 2022:

Cash: During the three months ended June 30, 2022, Immunovant made cash payments higher than in recent quarters primarily due to costs for contract manufacturing of drug substance and upfront payments for Immunovant’s Phase 3 clinical trials. Collectively, these CMC and clinical trial payments in the first fiscal quarter totaled approximately $31 million. The concentration of these payments into a single quarter was anticipated as part of the Company’s long-term cash planning. Lower cash expenditures are expected next quarter and the higher cash expenditures this quarter do not alter the Company’s anticipated cash runway. Given the variable timing of manufacturing and clinical trial costs, Immunovant expects to continue to incur fluctuating quarterly operating cash flows in the future. Consistent with prior guidance, Immunovant’s cash balance of $427 million as of June 30, 2022 is expected to provide cash runway into calendar year 2025.

R&D Expenses: Research and development expenses were $28.4 million for the three months ended June 30, 2022, compared to $18.7 million for the three months ended June 30, 2021. The year-over-year increase was primarily due to higher personnel-related expenses (including stock-based compensation) and higher costs related to cross-indication clinical studies and research, reflecting Immunovant’s investment to support strategic objectives as the Company resumed its clinical activities and evaluated potential new indications.

G&A Expenses: General and administrative expenses were $11.9 million for the three months ended June 30, 2022, compared to $11.2 million for the three months ended June 30, 2021. The year-over-year increase was primarily due to higher stock-based compensation and information technology costs, partially offset by lower legal and other professional fees.

Net Loss: Net loss was $40.4 million ($0.35 per common share) for the three months ended June 30, 2022, compared to $30.5 million ($0.31 per common share) for the three months ended June 30, 2021. Net loss for the three months ended June 30, 2022 and 2021 included $7.7 million and $3.9 million, respectively, related to non-cash stock-based compensation expense.

Common Stock: As of June 30, 2022, there were 116,524,158 shares of common stock issued and outstanding.

About Immunovant, Inc.

Immunovant, Inc. is a clinical-stage biopharmaceutical company dedicated to enabling normal lives for people with autoimmune diseases. As a leader in FcRn inhibitor technology, the Company is boldly developing innovative therapies for a range of debilitating autoimmune diseases with significant unmet patient needs. The Company’s investigational compound, batoclimab, is a novel, fully human, monoclonal antibody targeting the neonatal Fc receptor (FcRn). For additional information on the Company, please visit www.immunovant.com.

Forward-Looking Statements

This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as “may,” “might,” “will,” “would,” “should,” “expect,” “believe,” “estimate,” “intend,” and other similar expressions are intended to identify forward-looking statements. Such forward looking statements include Immunovant's plan to initiate two Phase 3 clinical trials for batoclimab in TED in the second half of calendar year 2022 with expected topline data readouts in the first half of calendar year 2025; Immunovant’s plan to report topline data for a Phase 3 clinical trial for batoclimab in MG in the second half of calendar year 2024; the timing of the announcement of additional indications and the third pivotal trial to be initiated in calendar year 2022; Immunovant’s expected cash runway; and Immunovant’s plan to develop batoclimab across a broad range of autoimmune indications. All forward-looking statements are based on estimates and assumptions by Immunovant’s management that, although Immunovant believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Immunovant expected. Such risks and uncertainties include, among others: initial results or other preliminary analyses or results of early clinical trials may not be predictive final trial results or of the results of later clinical trials; the timing and availability of data from clinical trials; the timing of discussions with regulatory agencies, as well as regulatory submissions and potential approvals; the continued development of Immunovant’s product candidate, including the timing of the commencement of additional clinical trials and resumption of current trials; Immunovant’s scientific approach, clinical trial design, indication selection and general development progress; future clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this press release; any product candidate that Immunovant develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; Immunovant’s product candidate may not be beneficial to patients, or even if approved by regulatory authorities, successfully commercialized; the potential impact of the ongoing COVID-19 pandemic, geopolitical tensions, and adverse macroeconomic conditions on Immunovant’s clinical development plans and timelines; Immunovant’s business is heavily dependent on the successful development, regulatory approval and commercialization of its sole product candidate, batoclimab; Immunovant is at an early stage in development of batoclimab; and Immunovant will require additional capital to fund its operations and advance batoclimab through clinical development. These and other risks and uncertainties are more fully described in Immunovant’s periodic and other reports filed with the Securities and Exchange Commission (SEC), including in the section titled “Risk Factors” in Immunovant’s most recent Annual Report on Form 10-K, its Form 10-Q to be filed with the SEC on August 5, 2022, and Immunovant’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Immunovant undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

IMMUNOVANT, INC.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except share and per share data)

	Three Months Ended June 30,
	2022	2021
Operating expenses:
Research and development	$28,429	$18,705
General and administrative	11,946	11,181
Total operating expenses	40,375	29,886
Other (income) expense	(354)	626
Loss before provision (benefit) for income taxes	(40,021)	(30,512)
Provision (benefit) for income taxes	352	(41)
Net loss	$(40,373)	$(30,471)
Net loss per common share — basic and diluted	$(0.35)	$(0.31)
Weighted average common shares outstanding — basic and diluted	116,557,508	97,976,982

IMMUNOVANT, INC.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except share and per share data)

	June 30,	March 31,
	2022	2022
Assets
Current assets:
Cash	$427,205	$493,817
Accounts receivable	13,177	12,229
Prepaid expenses and other current assets	15,922	6,885
Total current assets	456,304	512,931
Operating lease right-of-use assets	2,024	2,303
Property and equipment, net	328	330
Total assets	$458,656	$515,564
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,066	$18,629
Accrued expenses	19,013	24,746
Current portion of operating lease liabilities	1,165	1,145
Total current liabilities	21,244	44,520
Operating lease liabilities, net of current portion	919	1,219
Total liabilities	22,163	45,739
Commitments and contingencies
Stockholders’ equity:
Series A preferred stock, par value $0.0001 per share, 10,000 shares authorized, issued and outstanding at June 30, 2022 and March 31, 2022	—	—
Preferred stock, par value $0.0001 per share, 10,000,000 shares authorized, no shares issued and outstanding at June 30, 2022 and March 31, 2022	—	—
Common stock, par value $0.0001 per share, 500,000,000 shares authorized, 116,524,158 shares issued and outstanding at June 30, 2022 and 500,000,000 shares authorized, 116,482,899 shares issued and outstanding at March 31, 2022	12	12
Additional paid-in capital	832,504	824,796
Accumulated other comprehensive (loss) income	(263)	404
Accumulated deficit	(395,760)	(355,387)
Total stockholders’ equity	436,493	469,825
Total liabilities and stockholders’ equity	$458,656	$515,564

Contact:
Tom Dorney, MS, MBA
Investor Relations
Immunovant, Inc.
info@immunovant.com